Exhibit 10.1

                            OWSLEY PURCHASE AGREEMENT

This agreement to purchase the coal mineral rights and the surface rights on the property specified herein is made effective this 24th day of August 2012 (the "Agreement"). The Agreement is between and among Liberty Coal Energy, a Nevada Corporation with an address at 99 18th street, Suite 3000, Denver, Colorado 80202 ("Buyer"), AMS Development LLC, a Kentucky Limited Liability Company, with an address at 103Ohio Lane, London, KY 40741, ("AMS") and Colt Resources Inc, a Nevada Corporation, with an address at 2756 N. Green Valley Parkway, Suite 225, Henderson, NV 89014 ("Colt"). Collectively AMS and Colt are sellers (the " Sellers"). Collectively, Buyer, AMS and Colt are the "Parties" and any one of the entities is a "Party".

WHEREAS, Sellers own approximately 1,000 acres of surface rights and 100% of the coal mineral rights on property located in Owsley County, KY (the "Property"), which is fully described in the legal description in Schedule A attached hereto; and

WHEREAS, AMS owns 50% of the coal mineral rights on the Property and Colt owns 100% of the surface rights and 50% of the coal mineral rights on the Property; and

WHEREAS, Buyer has a surface coal lease on about 40% of the Property (the "Lease"); and

WHEREAS, Buyer desires to purchase the Property and Sellers desire to sell the Property; and

WHEREAS, Buyers and Seller desire to maintain the lease in an active state until the Property is purchased by Buyer from Seller; and

WHEREAS, There is a first mortgage with a note of about $150,000 owed to Larry Bruce Herald (the "Former Owner"); and

WHEREAS, Darrel Herald, an attorney in Jackson County, KY serves as an escrow agent for payments made to the Former Owner; and

WHEREAS, the Parties desire to pay in full the note underlying the mortgage to the Former Owner upon the closing of this Agreement.

NOW THEREFORE, The Parties hereby agree to the following terms and conditions for the purchase of the Property by Buyer and sale of the Property by Sellers.

     1. The Purchase price for the Property is $3,890,000, which was allocated among surface rights of the Property ("Surface Rights", Recoverable Coal Value on an "in place basis" and underground coal rights as follows:
          a.   Surface Rights of the Property, independent of coal revenue:
               $600,000 or about $600/acre.

          b. Recoverable coal value: $2,700,000 based on an estimated 3,600,000 tons in place at $0.75, plus $150,000 payment on first mortgage to Former Owner.
          c. Underground coal rights: $440,000 based on an estimated 2,200,000 tons (($0.20/ton).
          d.   Total Purchase Price: $3,450,000.

     2. The Purchase Price of $3,890,000 is payable through a combination of cash/promissory note ($3,450,000) and Buyer common shares ($440,000) as specified herein.
          a. The Cash component: A $500,000 cash payment shall be made at closing. Said cash payment shall be used first to retire the mortgage note to the Former Owner, with the balance distributed to AMS and Colt as shall be specified in Schedule B.
          b. The Promissory Note component ($2,950,000), collateralized by a mortgage on the Property, which shall be paid on the following schedule.
               i. Monthly payments equal to 5% of the gross coal revenue defined as it is in the current lease by Liberty of a portion of the property. Said monthly payments shall continue until the Note is paid in full.
               ii. A $650,000 cash payment shall be due and payable on the six-month anniversary of the purchase Closing. Interest on the unpaid portion shall increase to 9% on this date.
               iii. The unpaid balance on the Note shall be due and payable on the eighteen-month anniversary of the purchase closing date.
               iv.  There shall be no penalty for prepayment of the Note.
               v. The Promissory Note may be assigned for payment to a third party in order to facilitate conversion of debt to equity for Liberty. Said assignment is subject to the approval of Colt, which shall not be unreasonably withheld. The collateral for the Promissory Note shall remain unchanged if the Promissory Note is assigned to a third party for payment.
          c. The Common Stock component: Buyer shall issue Sellers $440,000 in common stock value at Closing. The formula for this valuation shall be mutually agreed to by Sellers and Buyer at Closing after the capital structure of buyer is known, following ongoing efforts to rise capital and reorganize.

     3. Status of the Lease through the Closing of the Agreement. The Lease shall remain in full force and effect, as entering into this Agreement does not amend the Lease. When the purchase Agreement is closed, the Lease shall become null and void as the ongoing relationship between Buyer and Sellers shall then be governed by the terms of this Agreement. Although the Lease is not amended, the Parties hereby agree to the following as pertains to the Lease minimum payments.
          a. The Lease required $20,000 monthly payments, with provisions for a payment holiday for the May 20, 2012 and June 20, 2012 payments provided that certain mining milestones were met. The May and June payments were not made and the mining milestones were not performed.
          b. The Sellers, who are also the recipients of the monthly minimum payments, agree to allow the Buyer to retain the May and June payment holiday even though the mining milestones were not met provided that Buyer resumes the monthly minimum payments as follows.
               i. Buyer shall pay the $20,000 minimum payments due under the terms of the Lease for July 20, 2012 through the Close of this Agreement. Said payments shall be treated as Lease payments per the term of the Lease Agreement if this Agreement does not close.
               ii. Upon the Close of this Agreement, the total amount paid for the minimum payments from July to the Close shall be credited against the principal amount of the Promissory Note ($2,950,000).
               iii. The minimum payments shall be distributed according to the schedule on Schedule C.

     4. The Close for this Agreement shall occur when the Buyer completes a funding sufficient to make the initial $500,000 cash payment. The Parties anticipate that the Close shall be on or before December 1, 2012; however, as long as Buyers make all monthly minimum payments referenced in 3.b.i., the Close date can be extended to March 1, 2013, provided the Buyer also performs the milestones referenced in the Lease to qualify for the minimum payment holiday. In the event that the Buyer fails to make the monthly payments and meet the Lease milestones by March 1, 2013, the Sellers shall have the right, but not the obligation, to terminate the Lease and the purchase Agreement. If the Sellers terminate the Lease and the Agreement as permitted, the Sellers shall retain all monies paid as liquidated damages and the Buyers shall assign the mining permit to Sellers. If the Buyers make all monthly payments and meet the mining milestones by March 1, 2013, the Buyers may continue to mine the property under the terms of the Lease Agreement.

     5. The Parties shall each pay there own expenses as incurred under the terms of this Agreement. The closing cost associated with the transfer of the property from Sellers to Buyer shall be prorated as is customary for transactions of this type.

     6. This Agreement shall not create a partnership, joint venture, agency, employer/employee or similar relationship among the Parties.

     7. The rights and duties of each Party under this Agreement are personal and may not be assigned or delegated without prior written consent of the other Parties.

     8. Each Party hereby indemnifies the other Parties and their officers, directors, shareholders, employees, affiliates, subsidiaries, agents and assigns, and holds the other Parties, and their officers, directors, shareholders, employees, affiliates, subsidiaries, agents and assigns, harmless from, any losses, liabilities, obligations, damages, costs or expenses (including without limitation, reasonable attorneys' fees) resulting from or relating to any negligent acts or omissions by a Party in performing their respective Services under this Agreement, or any breach of any representation, duty, covenant or obligation hereunder of each Party or any owner, officer, director or employee of each Party. This Section 8 shall survive termination or expiration of this Agreement.

     9. This Agreement and all matters relating to this Agreement shall be governed by and construed in accordance with the law of the State of Nevada applicable to contracts made and to be wholly performed within such state. Any dispute or claim between the parties hereto arising out of this Agreement including, but not limited to, any dispute regarding the formation of this Agreement, their validity, interpretation, effect, performance or breach (an "Arbitrable Dispute") shall be submitted to and resolved by arbitration in Clark County, Nevada before a panel of three (3) arbitrators in accordance with the commercial rules then obtaining of the American Arbitration Association ("AAA"). If the parties are unable to reach agreement on the selection of the arbitrators, all three (3) will be selected pursuant to the rules of the AAA. The arbitrators in any Arbitrable Dispute shall not have authority to modify or change this Agreement in anyrespect. The prevailing party in any such Arbitrable Dispute shall be awarded its costs, expenses and reasonable attorneys' fees incurred in connection with the arbitration. The arbitrators' decision and/or award will be fully enforceable and subject to an entry of judgment by any Nevada court of competent jurisdiction

     10. Except as otherwise provided herein, all notices that either party is required or may desire to give the other party hereunder shall be in writing and shall be sufficiently given if (i) delivered in person,
          (ii) sent by registered or certified mail, postage prepaid, return receipt requested or (iii) delivered by prepaid overnight courier (e.g. Federal Express, U.S. Post Office Express Mail, United Parcel Service). All such notices shall be addressed to each party as follows:

                  Liberty Coal Energy
                  99 18th St. Suite 3000
                  Denver, CO  80202
                  Mr. Ed Morrow CEO
                  Mr. Robert Malasek, CFO

                  Colt Resources Inc
                  2756 N. Green Valley Parkway, Suite 225
                  Henderson, NV 89014
                  Mr. Johnny Thomas, CEO

                  AMS Development LLC
                  103 Ohio Lane
                  London, KY 40741
                  Mr. David Altizer, Member

                  AMS Development LLC
                  % Black Hollow Mining LLC
                  1426 Hidden Timber Drive
                  Pittsburg, PA 15220
                  Mr. Glenn Sitter, Member

                  AMS Development LLC
                  P.O. Box 902
                  Bonnyman, KY 41719
                  Mr. Pat Mitchell, Member

          All notices shall be deemed given when received in the case of delivery in person or by prepaid overnight courier, or within three
          (3) days of posting in the United States mail in case of notice by registered or certified mail, postage prepaid, return receipt requested.

     11. No Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Parties; except as permitted herein.

     12. This Agreement constitutes the entire agreement with respect to the subject matter hereof, supersedes any prior or contemporaneous agreement among or between the Parties, whether written or oral, with respect to the subject matter hereof and may be modified or amended only by a writing signed by the Parties hereto.

     13. In the event of a breach or threatened breach of any of the provisions of this Agreement by any Party, the other Parties shall be entitled to injunctive relief against the offending Party. Nothing herein shall be construed as prohibiting any Party from pursuing any other remedies available to it, legal or equitable, for such breach or threatened breach, including the recovery of damages from any Party. This Section 13 shall survive termination of this Agreement.

     14. Any provision of this Agreement which is held to be prohibited, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, invalidity or unenforceability without invalidating the remaining provisions thereof; that any such prohibition, invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; and that any prohibited, invalid or unenforceable provision shall be deemed, without further action, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

     15. A waiver by a Party of any term or condition of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All rights, remedies, undertakings, or obligations contained in this Agreement shall be cumulative and none of them shall be in limitation of any other right, remedy, undertaking or obligation.

     16. Section headings contained herein are solely for convenience and are not in any sense to be given weight in the construction of this Agreement.

     17. This Agreement (or the signature pages hereof) may be executed in any number of counterparts; all such counterparts shall be deemed to constitute one and the same instrument; and each of said counterparts shall be deemed an original hereof.





                           [SIGNATURE PAGE TO FOLLOW]

LIBERTY COAL ENERGY


/s/ Ed Morrow
---------------------------------------------
Ed Morrow, CEO & President


COLT RESOURCES INC.


/s/ Johnny R. Thomas
----------------------------------------------
Johnny R. Thomas, CEO & President


AMS DEVELOPMENT LLC


/s/ David Altizer
----------------------------------------------
David Altizer, Member


/s/ Glenn Sitter
---------------------------------------------
Glenn Sitter, Member


/s/ Pat Mitchell
---------------------------------------------
Pat Mitchell, Member